UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2010

CDSI HOLDINGS INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-22563	95-4463937
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 S.E. Second Street, 32nd Floor, Miami, FL	33131
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 305-579-8000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Shares
On April 23, 2010, CDSI Holdings Inc. (the “Company”) entered into a stock purchase agreement with Glenn Halpryn, pursuant to which the Company sold to Mr. Halpryn 150,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), for an aggregate purchase price of $15,000, or $0.10 per Share. The Shares are restricted securities and no registration rights have been granted. The issuance of the Shares is exempt from the registration requirements under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof, because the transaction does not involve a public offering.
Item 5.02 Department of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officer.
On April 23, 2010, the Company’s Board of Directors appointed Glenn Halpryn to the Board until his resignation or until a successor is duly elected. Mr. Halpryn was also appointed to the Company’s Audit Committee on April 23, 2010.
Glenn L. Halpryn, 49, has been the Chief Executive Officer and a Director of Transworld Investment Corporation, a private investment company, since June 2001. Mr. Halpryn currently serves as a Director of Sorrento Therapeutics (OTCBB:SRNE.OB), a biopharmaceutical company, Castle Brands Inc. (AMEX:ROX), a developer and international marketer of premium branded spirits, and SearchMedia Holdings Limited (AMEX:IDI), a billboard and in-elevator advertising company. Since 2008, Mr. Halpryn has also served as a Director of Winston Pharmaceuticals, Inc. (OTCBB:WPHM.OB), a pharmaceutical company specializing in skin creams and pain medications. From October 2002 to September 2008, Mr. Halpryn served as a Director of Ivax Diagnostics, Inc. (AMEX:IVD). Mr. Halpryn served as Chairman of the Board and Chief Executive Officer of Orthodontix, Inc. (now Protalix Bio Therapeutics, Inc.) (AMEX:PLX) from April 2001 to December 2006. From April 1988 to June 1998, Mr. Halpryn was Vice Chairman of Central Bank, a Florida state-chartered bank. Since June 1987, Mr. Halpryn has been the President of and a beneficial holder of stock of United Security Corporation, a broker-dealer registered with FINRA.
The information contained in Item 3.01 of this Current Report on Form 8-K is incorporated in this Item 5.02 by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 29, 2010	CDSI HOLDING INC.

	By:	/s/ Richard J. Lampen

Name: Richard Lampen
Title: President and Chief Executive Officer

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